EXHIBIT 10.13

Design Contract

March 11th, 2024

Client: Yushun Ting, Fashionista Distributor Holdings Inc.

Designer: Andrea Ciccolo

Project Title: Interior Design

Project Description: This project shall include a proposal of the interior design of a sneaker room, including installations, structure and display effect. The concept design of the space shall be in consistence with the settled fashion brands.

Fee: $135,000

Term:

1.	The client shall keep the designer updated about all necessary information for this project.

2.	Payment for design services are due to the freelance designer within 90 days of final delivery of the project to Fashionista Distributor Holdings Inc.

3.	In the event this design contract is cancelled by Fashionista Distributor Holdings Inc., Andrea Ciccolo will be entitled to a prorated portion of the project’s fees based on work completed prior to the contract’s cancellation.

4.	Andrea Ciccolo reserves the right to use the material produced during this project for promotional purposes as part of a freelance design portfolio.

5.	Fashionista Distributor Holdings Inc. agrees to indemnify and hold Andrea Ciccolo harmless against any and all claims, costs, and expenses, including attorney’s fees, due to materials in the design at the request of Fashionista Distributor Holdings Inc. to which Fashionista Distributor Holdings Inc. does not possess copyright permission or usage rights.

6.	This design contract shall be the sole agreement between Andrea Ciccolo and Fashionista Distributor Holdings Inc. for this project. No other agreements, verbal or written, shall be considered binding or valid upon electronic signature of this design contract by both parties.

7.	This contract shall not be modified or otherwise altered unless approved in writing by both the designer and the client.

8.	This design contract shall be governed by the laws of the State of Nevada. Any legal disputes or proceedings shall take place in the State of Nevada.

Yushun Ting	Andrea Ciccolo
Fashionista Distributor Holdings Inc.

/s/ Yushun Ting	/s/ Andrea Ciccolo